Exhibit 99.2

FRACTIONAL SHARE PAYMENT ENCLOSED

THIS IS NOT YOUR QUARTERLY DISTRIBUTION PAYMENT

April 5, 2012

Dear Stockholder:

Retail Properties of America, Inc. (“RPAI”) has listed its shares of Class A common stock on the New York Stock Exchange (“NYSE”) under the symbol “RPAI”. If you have not already, you will receive a Transaction Confirmation in the mail within the next few days detailing the number of shares that you own of RPAI Class A common stock, Class B-1 common stock, Class B-2 common stock and Class B-3 common stock as held on our transfer agent’s records. Please retain this information for your records as it details your share ownership. Although not required, if you desire to move your shares of RPAI Class A common stock into your brokerage account, your financial advisor may require a copy of your Transaction Confirmation.

As a reminder, we effectuated a 10 to 1 reverse stock split on March 20, 2012 and paid a stock dividend to stockholders of record as of March 21, 2012. The combined effect of the 10 to 1 reverse stock split and stock dividend is equivalent to a 2.5 to 1 reverse stock split. A simplistic example is that if you previously owned 1,000 shares of common stock, you will now own 400 shares of common stock which is comprised of 100 shares of Class A common stock, 100 shares of Class B-1 common stock, 100 shares of Class B-2 common stock and 100 shares of Class B-3 common stock. Thus, the number and classes of shares owned has changed as a result of these transactions. However, your proportional ownership in the company has not changed as a result of these transactions. Please refer to the stockholder letter dated March 22, 2012 for the specific details. This letter may be found under the Investor Relations portion of our website at www.rpai.com.

Payment for Fractional Shares

Your Transaction Confirmation provides the whole number of shares that you own in each of the 4 classes of RPAI common stock. As a previous owner of fractional shares, enclosed is a check or direct deposit confirmation for your fractional share payment. It is important to note that this fractional share payment is not related to, and should not be confused with, the payment of the first quarter distribution. The payment for your fractional shares was calculated based upon the initial listing price of our shares of Class A common stock of $8.00 per share and the combined number of fractional shares that you previously held in each of the 4 share classes of RPAI common stock.

The fractional payment is being issued under your regular distribution instructions. If your regular quarterly stockholder distributions are electronically deposited, your fractional share payment was issued under the same electronic deposit instructions. Your bank or other third party statement may reflect an individual payment transaction for any fractional shares that were held in each of the 4 classes of RPAI common stock at the time of listing.

First Quarter Distribution

The Board of Directors declared the first quarter 2012 distribution of $0.06625 per share, payable on April 10, 2012, to stockholders of record at the close of business on March 31, 2012. In connection with the reverse stock split and stock dividend described above, the per share distribution amount was increased to $0.165625 in order to prevent the aggregate distribution amount to be paid to stockholders from being reduced. This distribution will be paid on each share of Class A common stock, Class B-1 common stock, Class B-2 common stock and Class B-3 common stock.

As noted above, the first quarter distribution is payable on April 10, 2012. For stockholders who have elected to have their quarterly distributions electronically deposited, your bank or other third party statement may reflect an individual payment transaction for each of the 4 classes of shares that you own. Thus, stockholders with electronic deposits may see 8 individual deposits into their bank or other third party account in April – 4 for the payment of the fractional shares and subsequently, 4 for the payment of the first quarter distribution.

We encourage you to visit our website at www.rpai.com for updated company information and thank you for your continued support of Retail Properties of America, Inc. If you have any questions regarding your investment, please contact your financial advisor or our Investor Relations Team at 800.541.7661.

Sincerely,

RETAIL PROPERTIES OF AMERICA, INC.

Steven P. Grimes

President and Chief Executive Officer